EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
PEOPLESUPPORT AND ESSAR SERVICES ANNOUNCE
SCHEDULE FOR COMPLETION OF MERGER TRANSACTION
LOS ANGELES, CA and MUMBAI, INDIA (October 7, 2008) — PeopleSupport, Inc. (Nasdaq:PSPT) (the “Company”), a leading offshore business process outsourcing (BPO) provider, and Essar Services (Mauritius) (“Essar Services”) today announced that, subject to approval by PeopleSupport’s stockholders at the special meeting to be held on October 8, 2008, the closing under the merger agreement and effective date of the merger by which Essar Services will acquire PeopleSupport is expected to take place no later than October 31, 2008. Essar Services and Aegis BPO, a leading global business process outsourcing (BPO) provider, are both parts of Essar Group, one of India’s largest and fastest growing business conglomerates.
Essar Services confirmed its intention to complete the acquisition of PeopleSupport and also reaffirmed that the transaction is not subject to financing. It noted that its request for a delay in the closing date was due to the unprecedented disruptions in global capital markets affecting movement of funds and its desire to implement the transaction with an optimal capital structure.
Aparup Sengupta, Global CEO and Managing Director of Aegis BPO, said “Aegis is committed and we continue to be excited about the transaction and the opportunities it presents. This strategic combination creates a global outsourcing leader with capabilities across multiple geographies and domains, and we look forward to the completion of this merger.”
The parties announced that they have reached an agreement in principle which will provide that certain significant conditions to closing, including that the Company’s representations and warranties remain true and that the Company has not experienced any material adverse effect will be deemed fully satisfied as of October 14, 2008. The parties also noted that they have agreed to waive the condition relating to filings with the Committee on Foreign Investment in the United States under the Exon-Florio Provision.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore BPO provider that offers customer management, transcription and captioning and additional BPO services for global enterprise clients. From its world-class service delivery centers in the Philippines and Costa Rica, PeopleSupport offers high performance services with deep industry domain knowledge and expertise, resulting in customizable and best practice solutions. By delivering high quality services from offshore locations, PeopleSupport’s service delivery centers reduce costs, improve performance and increase revenues. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,000 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,500 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.
About Aegis
Aegis BPO is today one of India’s fastest growing BPO companies with annual revenues of over USD $320 million. It is a part of the ESSAR Group which is one of India’s largest conglomerates in terms of enterprise value. Aegis BPO services some of the world’s largest corporations in the Telecom, Banking, Insurance and Healthcare verticals through its 25 delivery facilities in the U.S. and India. Aegis BPO operates over 14,000 seats and employs over 20,000 people globally. It has been recognized as being one of the largest offshore BPO companies in India and among the top 2 in the Indian domestic sector. Visit website www.aegisbpo.com.
About Essar
The Essar Group is a globally diversified conglomerate with huge business interests in Steel, Energy, Power, Communications, Shipping & Logistics, and Construction. The Essar Group has an estimated enterprise value of over USD $50 billion and employs over 38,000 people worldwide. With a firm foothold in India, Essar is focused on global expansion with projects and investments in Canada, USA, Africa, the Middle East, the Caribbean and Asia. Visit website www.essar.com.
PeopleSupport Contacts:
Peter Hargittay
Head of Marketing & Investor Relations
Phone: 310.824.6182
Email: phargittay@peoplesupport.com
Joele Frank / Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212.355.4449
Aegis Contact:
Essar Group
B. Ganesh Pai
Corporate Communications
Essar, India
Phone: +91 98197 30225
Email: gpai@essar.com
Manisha Awasthi
Telecom Group
Essar, India
Phone: +91 98339 45761
Email: mawasthi@essar.com
# # End # #